Exhibit 5.2
[LETTERHEAD OF VENABLE LLP]
November 15, 2010
BioMed Realty Trust, Inc.
17190 Bernardo Center Drive
San Diego, California 92128

Re:	Registration Statement on Form S-3 (File No. 333-161751)
Ladies and Gentlemen:
     We have served as Maryland counsel to BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), and BioMed Realty, L.P., a Maryland limited partnership (the “Operating Partnership”), in connection with certain matters of Maryland law relating to the registration of an unspecified number of the following securities (collectively, the “Securities”): (a) debt securities of the Operating Partnership, which may be issued in one or more series (the “OP Debt Securities”); (b) guarantees by the Company of the OP Debt Securities (the “Guarantees”); and (c) warrants to purchase OP Debt Securities (“Warrants”), covered by the above-referenced Registration Statement, and any amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).
     In connection with our representation of the Company and the Operating Partnership, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
     1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;
     2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
     3. The Second Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;
     4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
     5. The certificate of limited partnership of the Operating Partnership (the “Certificate of Partnership”), certified by the SDAT;

BioMed Realty Trust, Inc.
November 15, 2010

     6. The Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”), certified as of the date hereof by an officer of the Company;
     7. A certificate of the SDAT as to the good standing of the Operating Partnership, dated as of a recent date;
     8. Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to, among other matters, the registration of the Securities (the “Resolutions”), certified as of the date hereof by an officer of the Company;
     9. A certificate executed by an officer of the Company, dated as of the date hereof; and
     10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
     In expressing the opinion set forth below, we have assumed the following:
     1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
     2. Each individual executing any of the Documents on behalf of a party (other than the Company or the Operating Partnership) is duly authorized to do so.
     3. Each of the parties (other than the Company or the Operating Partnership) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
     4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All

BioMed Realty Trust, Inc.
November 15, 2010

public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
     5. The issuance, and certain terms, of the Securities to be issued by the Company or the Operating Partnership from time to time will be authorized and approved by the Board, or a duly authorized committee thereof, in accordance with the Maryland General Corporation Law, the Charter, the Bylaws, the Maryland Revised Uniform Limited Partnership Act, the Certificate of Partnership, the Partnership Agreement and the Resolutions (such approvals referred to herein as the “Corporate Proceedings”).
     6. None of the Securities will be issued, sold or transferred in violation of the restrictions on ownership and transfer set forth in Article VI of the Charter.
     7. Any Securities convertible into or exercisable for any other securities of the Company or the Operating Partnership will be duly converted or exercised in accordance with their terms.
     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
     1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
     2. The Operating Partnership is a limited partnership duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
     3. Upon the completion of all Corporate Proceedings relating to the OP Debt Securities, the issuance of the OP Debt Securities will be duly authorized.
     4. Upon the completion of all Corporate Proceedings relating to the Guarantees, the Guarantees will be duly authorized.

BioMed Realty Trust, Inc.
November 15, 2010

     5. Upon the completion of all Corporate Proceedings relating to Securities that are Warrants, the issuance of the Warrants will be duly authorized.
     The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
     The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
     This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,
/s/ Venable LLP